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                                                                       EXHIBIT 5

June 12, 2003

Websense, Inc.
10240 Sorrento Valley Road
San Diego, CA 92121

Ladies and Gentlemen:

         I am the Vice President, General Counsel, of Websense, Inc., a Delaware corporation (the "Company"), and as such, I have acted as counsel for the Company in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") proposed to be filed with the Securities and Exchange Commission (the "SEC") for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), up to 1,263,719 shares (the "Shares") of the Company's Common Stock, $.01 par value per share, which are to be issued pursuant to the Websense, Inc. 2000 Stock Incentive Plan and the Websense, Inc. 2000 Employee Stock Purchase Plan (collectively, the "Plans") and certain Websense, Inc. Stock Option Agreements granted outside the Company's stock option plans (the "Non-Plan Agreements").

         In connection with the Registration Statement, I have examined such corporate records, certificates and other documents upon which I have relied and reviewed such questions of law as I have deemed necessary or appropriate for the purposes of this opinion. On the basis of such examination and review, I advise you that in my opinion the Shares, if and when issued and paid for in accordance with the terms of the applicable Plan or Non-Plan Agreement, will be legally issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to all references to me included in such Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Michael Newman
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Michael Newman
Vice President, General Counsel